Exhibit 10.35

LEASE AGREEMENT

THIS AGREEMENT OF LEASE, made and entered into this 19th day of August, 2003, by and between CE CAPITAL GROUP, LLC (herein the “Landlord”), and GUNITE CORPORATION (herein the “Tenant”),

WITNESSETH:

1.             Leased Premises and Term of Lease.

LANDLORD hereby demises and leases unto TENANT the building and real estate located at                            Elkhart County, Indiana, and more particularly described in Exhibit A attached hereto and incorporated herein.  The said real estate and improvements are referred to collectively herein as the “Premises”.  The term of this lease shall be for a period of ten (10) years and shall commence upon the earlier of (i) March 1,2004, or (ii) the date Premises are delivered to TENANT in substantially complete condition. The date of commencement determined as provided above is herein called the “Commencement Date.”  The Commencement Date shall in no event be postponed by reason of any delay caused by Tenant (for example Tenant’s failure to timely approve or furnish plans or specifications, make material or color selections or decisions necessary for substantial completion of such work, or complete Tenant’s work).  As used in this Lease, “Term” shall include the original Term and any extension thereof effected in accordance with an extension option, if any, expressly set forth herein.

Construction and Possession.  Subject to events and delays due to causes beyond its reasonable control, Landlord agrees to perform and complete the work on the construction specifications as set out in Exhibit     .

Tenant’s Acceptance of the Premises.  Upon delivery of possession of the Premises to Tenant as provided herein, Tenant shall execute and deliver to Landlord an agreement in the form attached as Exhibit B (“Acceptance Agreement”) to acknowledge and confirm the Commencement Date and that Tenant has accepted the Premises for occupancy subject only to those defects specified by Tenant in the Acceptance Agreement.  Landlord shall promptly thereafter correct such defects, subject to delays beyond Landlord’s reasonable control.  If Tenant takes possession of and occupies the Premises but fails to timely execute and deliver the Acceptance Agreement, Tenant shall be deemed to have accepted the Premises for occupancy and the condition thereof (including, but not limited to, the tenant finish improvements constructed thereof) as satisfactory in all respects.

Surrender of the Premises.  Upon the expiration or earlier termination of this Lease or upon the exercise by Landlord of its right to re-enter the Premises without terminating this Lease, Tenant shall immediately surrender the Premises to Landlord, together with all alterations, improvements and other property as provided herein, in a clean condition and otherwise in good order, condition and repair except for ordinary wear and tear, failing which Landlord may place the Premises in such condition at Tenant’s expense.

2.             Rent.

Monthly Rent. Tenant shall pay, in advance on the first day of each calendar month during the Term, Monthly Rent as specified in Exhibit C (Absolute Net Rental Rate Formula) of the Basic Lease Provisions as the basic rent per month for the Premises.  The initial installment of Monthly Rent shall be due and payable upon the Lease Commencement Date.  In the case of a partial calendar month at or prior to the beginning of the Term, the Monthly Rent for the partial month shall be prorated on a daily basis and shall be paid with the first month’s rent.  Tenant also agrees to pay Landlord any excise, sales or privilege tax, if any, imposed by any governmental authority on account of this Lease or the rent paid hereunder, which tax is in substitution for, or in lieu of, real estate taxes.

All payments owning by TENANT pursuant to this lease shall be made to LANDLORD at 3930 Edison Lakes Parkway, Suite 200, Mishawaka, IN 46545, or at such other place or places as LANDLORD may hereafter designate, and shall be made without setoff or deductions and with reasonable attorneys’ fees and costs of collection.  In the event TENANT fails to pay any rent, expenses, charges or other payments to be paid by it pursuant to this lease within ten (10) days after the due date thereof, then any unpaid amounts shall be subject to a late payment administration charge of One Hundred Dollars ($100) per day from the due date of date of payment.  Notwithstanding this late payment charge, nonpayment of any amounts due under this lease shall constitute a default by TENANT.

It is the intention of LANDLORD and TENANT that this shall be a true net lease; that the rent herein specified shall be net to LANDLORD at all times dining the term of this lease; and that all costs, expenses, and obligations of every kind relating to the Premises shall be the obligation of TENANT.

3.             Security Deposit.

TENANT shall pay to the LANDLORD concurrently herewith the sum of Thirty Thousand ($30,000.00) representing a security deposit.  The security deposit shall be held by Meridian Title Corporation, Mishawaka, Indiana, in an interest bearing account for the account of the TENANT as security for the full and complete performance by TENANT of all of the terms, covenants, and conditions of this Lease.

In the event TENANT commits a default hereunder, LANDLORD, at its option, may apply the security deposit, or any part thereof, plus any sum held as the last month’s rent to compensate LANDLORD for any loss, cost, damage, or expense sustained by reason of such default.  Upon LANDLORD’S request, the TENANT shall forthwith remit to LANDLORD cash sufficient to restore such sums to the original sums deposited and TENANT’S failure to do so within ten (10) days after receipt of a demand therefore shall be a default under this Lease.  If at the end of the term of this Lease or any extension or renewal of this Lease, TENANT is not in default hereunder, the balance of the security deposit shall be returned to TENANT.

LANDLORD may deliver the funds deposited hereunder to any purchaser of, or successor to, LANDLORD’S interest in this Lease or the Premises, and thereupon LANDLORD shall be discharged from all liability with respect to such deposit.

4.             Covenants of Landlord.

LANDLORD agrees to the following:

(a)           That so long as TENANT is not in default in the performance of any of the conditions or provisions hereof, TENANT may peaceably hold and enjoy possession of the Premises during the term of this lease without any interruption from LANDLORD or any person, firm, or corporation lawfully claiming through LANDLORD.

(b)           That LANDLORD will make all repairs necessary for the proper maintenance of the roof of the building and exterior walls included in the Premises, except for damage thereto caused by the negligence or willful acts of TENANT; provided, however, that TENANT shall give LANDLORD written notice of any roof defect or exterior wall defect requiring repair and LANDLORD shall have a reasonable time after receipt of such notice to cause such repairs to be made.

(c)           The LANDLORD named in this Agreement may transfer and assign, in whole or in part, all its rights and obligations under this Agreement and in the Real Estate.  After such transfer or assignment the LANDLORD named in this Agreement will have no further liability to the TENANT under this Agreement for the obligations assumed by the assignee or transferee.

5.             Covenants of Tenant.

TENANT agrees as follows:

(a)           That it will pay the rent for the Premises as herein stated and all other payments and charges owing to LANDLORD pursuant to this Lease at the time and in the manner herein stated, without relief from valuation and appraisement laws and with reasonable attorneys’ fees and all other expenses and costs occasioned by the nonpayment thereof and occasioned by the default by TENANT in the performance of any of the terms of this agreement to be performed by the TENANT.

(b)           That is shall pay as and when the same become due and payable the entire cost of all electricity, gas, water, sewerage, telephone, cellular, computer access, and other utilities and services used in or about the Premises, and it will not permit the charges therefore to become delinquent.

(c)           That it will pay all Real Estate Taxes assessed against the Premises accruing and/or payable during the Term of this lease.  The Term “Real Estate Taxes” as used herein means all real property taxes and assessments that are levied or assessed against the Premises by any lawful governmental authority for each calendar year or portion thereof commencing on the Commencement Date.  TENANT shall pay, prior to the due date and accrual of any interest or penalties thereon, all Real Estate Taxes levied against the Premises and any buildings and improvements thereto to the full extent of any installment accruing during the Term, even though said Real Estate Taxes may be payable after the expiration of the Term, except as otherwise set forth in this Section. Real Estate Taxes due for the calendar year 2004 (which represents Real Estate Taxes accrued during 2003) shall be prorated between LANDLORD and TENANT based upon the Commencement Date; and Real Estate Taxes due for the last year of the Term shall be prorated between LANDLORD and TENANT based on the last day of the Term.  Prior to the expiration of the Term, as may be extended, and in addition to paying its Real Estate Taxes for the previous year, TENANT shall pay-to LANDLORD its pro-rata share of “estimated” Real Estate Taxes accruing during the last year of the Term (based on the previous years Real Estate Taxes), subject to adjustment based on receipt of the actual tax bill. Commencing on the Commencement Date, except for the Real Estate Taxes for 2004 (which represent the Real Estate Taxes accruing for 2003) which shall be paid as set forth below, TENANT shall be responsible for payment of Real Estate Taxes before the due date. LANDLORD shall deliver to TENANT all tax bills it receives for the Premises promptly following receipt of the same.  TENANT shall provide LANDLORD with a receipt showing taxes have been paid. Failure to pay taxes by TENANT shall be an event of default under this lease and, in the event LANDLORD pays the unpaid taxes, TENANT shall be assessed interest on the unpaid balance at the greater of 10% or Prime Rate plus 600 basis points.  The term “Prime Rate” as used herein shall mean the prime rate as published in the Wall Street Journal, and which is described as the base rate on corporate loans at large U.S. money center commercial banks, as such rate may vary from time to time.  For the year 2004, TENANT shall pay its pro-rata share of 2004 Real Estate Taxes within thirty (30) days of receipt of LANDLORD’s written notification that such Real Estate Taxes are due which notification shall include a copy of the bill for the Real Estate Taxes and LANDLORD’s determination of TENANT’s pro-rata share. Upon LANDLORD’s receipt of TENANT’s pro-rata share of 2004 Real Estate Taxes, LANDLORD shall pay the 2004 Real Estate Taxes directly to the appropriate tax-collecting agency, and thereafter provide TENANT a receipt that such Real Estate Taxes were paid.

(d)           That it shall procure, maintain, and deliver to LANDLORD in companies to be approved by LANDLORD policies of fire, tornado, hazard, and extended risk insurance in an amount of not less than the full replacement value of the buildings and improvements now or hereafter situated upon the real estate which insurance shall insure the buildings and improvements now or hereafter erected upon the real estate against damage by fire, tornado, and other hazards generally covered by comprehensive policies of extended risk insurance.  TENANT shall pay all premiums on said policies as and when the same become due and payable and said policies shall contain a loss payable clause making such insurance payable to LANDLORD as their respective interests may appear. All of such policies of insurance shall be issued by insurers authorized to do business in the State of Indiana and shall provide that the coverage not be cancelled without at least ten (10) days prior written notice to LANDLORD, TENANT, and LANDLORD’S mortgagee, and that any losses shall be payable notwithstanding any act or negligence of TENANT or LANDLORD which might otherwise result in forfeiture of the insurance.  Copies of such insurance policies shall be delivered to LANDLORD, together with satisfactory evidence of payment of all required premiums, prior to the commencement of any coverage period.

(e)           That at its cost and expense it will make all repairs and will take all action necessary for the proper maintenance of the Premises, both internal and external, inclusive of lawn, lawn sprinkler system, fire protection system, HVAC, and plumbing, except for roof and exterior wall repairs to be made by LANDLORD pursuant to paragraph 4(b) hereof, and upon the termination of this lease by lapse of time or otherwise, it will peaceably yield up possession of the Premises in the same condition and repair as received, loss by fire, lighting, windstorm, and ordinary wear and tear excepted.

In the event TENANT shall fail to provide such necessary repairs and maintenance, LANDLORD shall have the option, but not the obligation, to cure such default for the account and at the expense of TENANT either during or after the term of this lease, and any payments so made by LANDLORD shall be additional debt owing by TENANT to LANDLORD, shall become immediately due and payable, and shall bear interest at the rate of one percent (1%) per month from the date of payment.

(f)            That LANDLORD shall not be liable for any injuries or damage to the property of TENANT or for any loss or damage of any kind sustained by TENANT by reason of any defective condition of the Premises or by reason of any occurrence in or about the Premises except if the LANDLORD is in breach of its obligation hereunder which causes said injury or damage.

(g)           That it shall not assign this lease or any option or right granted to it by this lease nor shall it sublet the Premises or any portion thereof without first obtaining the written consent of LANDLORD, which consent shall not be unreasonably withheld. Any such assignment or subletting permitted by LANDLORD shall not relieve or release TENANT from any of its obligations, covenants, undertakings, representations, warranties, and indemnifications set forth in this lease.  LANDLORD shall not withhold its consent to an assignment by TENANT so long as the proposed assignee (i) agrees in writing to be bound by all of the terms and conditions contained herein and (ii) demonstrates, to LANDLORD’s satisfaction, adequate financial resources to meet the obligations of TENANT under this Lease, in which event tenant will be relieved and released from its obligations covenants, undertakings, representations, warranties, and indemnifications set forth in this lease.

(h)           That it will use Premises for light assembly/manufacturing/distribution and such additional purposes normally ancillary and related thereto.  TENANT shall use the Premises in such a manner that the reputation of the building and adjoining areas shall not be injured and in accordance with all ordinances of Elkhart County, all laws of the State of Indiana, all Federal laws, and all other lawful rules and regulations which are now or may hereafter be in effect.  TENANT shall maintain the Premises in a safe, clean, and presentable condition and shall not commit waste.  TENANT shall store all materials, trash, and waste within the building and shall not permit any outside storage on the Premises.  TENANT shall be responsible for any and all building repairs or renovations or changes required that are deemed necessary by codes for TENANT to operate a light assembly/manufacturing business.

(i)            That it will not make any structural or exterior cosmetic changes, alterations, or additions to the Premises without first having obtained the written consent of LANDLORD, which consent shall not be unreasonably withheld.  If any such alterations, changes, or additions are permitted by LANDLORD to be made, then the same shall forthwith be and become a part of the Premises and belong absolutely to LANDLORD and not subject to removal, change, or destruction by TENANTS; provided, however, that upon the termination or expiration of this lease, TENANT shall have the right to remove from the Premises any and all items of personal property which can be removed without material damage to the Premises.  The cost of repairing any damage caused by such removal shall be paid by TENANT.

If said changes, alterations, or additions are permitted to be made, the cost thereof shall be paid by TENANT whenever the same shall become due and payable and it shall not permit any mechanic’s lien or other lien to be filed against or attached to the Premises or any part thereof for any purpose whatsoever.  In the event any such lien is filed against or attached to the

Premises or any part thereof as a result of such changes, alterations, or additions, TENANT shall forthwith and no later than thirty (30) days after the filing of such lien, take any and all action and make such payments as may be required to fully discharge such lien.  Failure to obtain the discharge of any lien shall be an event of default under this Lease.

(j)            That it shall procure and maintain at its expense throughout the term of this lease, or any additional period during which it is in possession the Premises, policies of insurance with a responsible company or companies indemnifying and protecting LANDLORD and TENANT against loss, claims, actions, suits for damage or damages, customarily covered by such policies, claimed to be directly or indirectly, in whole or in part, due to the condition of the Premises or any part thereof or any appurtenances thereto or equipment thereon or due to the happening of any occurrence in or about the Premises or due to any act, omission, or negligence of TENANT or any agent, employee, or tenant of TENANT, in each case as customarily covered by such policies.  Such insurance shall have maximum coverage limits as may be mutually agreed between LANDLORD and TENANT; but in no event shall the limits thereof be less than Two Million Dollars ($2,000,000.00) for each occurrence whether such losses, claims, or damages result from bodily injury or damage to property.

(k)           That LANDLORD by and through its designated representative shall have the right at all reasonable times to enter upon the Premises for the purpose of examining exhibiting, repairing, altering, or making additions to the Premises, provided that such actions by LANDLORD shall not unduly interfere with the use of the Premises by TENANT.  The LANDLORD also shall have the right to exhibit the Premises to prospective purchasers or tenants during the last twelve (12) months of the term of this lease or any extended term of this lease.

(l)            Except for claims resulting solely from the negligence of LANDLORD, TENANT shall indemnify and defend LANDLORD and the Premises at the expense of TENANT, against any and all claims, expenses, liabilities, awards, and judgments, including costs of defense and reasonable attorneys’ fees, arising from the use of the Premises by TENANT, its agents, employees, licensees, or invitees, or from any occurrence on or about the Premises or from any default by TENANT hereunder or any act, omission, or from the negligence of TENANT or its agents, employees, licensees, or invitees.  Except for claims resulting solely from the negligence of TENANT, LANDLORD shall indemnify and defend TENANT against any and all claims, expenses, liabilities, awards and judgments, including costs of defense and reasonable attorney’s fees arising from the management of the Premises by LANDLORD or from way default by LANDLORD hereunder or any act, omission, or from the negligence of LANDLORD or its agent, and employees.

(m)          That it will not engage in the generation, storage, or transportation of any hazardous waste materials or in the operation of a hazardous waste facility on the Premises.  TENANT shall indemnify LANDLORD completely and unconditionally without limitation as to time against any costs, expenses, claims, liabilities, awards, and judgments of any type or nature related to or arising from removal or remedial action incurred as a result of any governmental order, award, or judgment occurring as the result of the generation, storage, transportation or disposal of hazardous materials on the Premises or the noncompliance by TENANT or the Premises with any existing regulation, law rule, or ordinance pertaining to environmental matters or hazardous materials by TENANT.  The indemnification shall include, but shall not be limited to, the cost of defense incurred by LANDLORD, court costs, expenses, attorneys’ fees, judgments, awards, expense of investigation, and any other related expense arising or claimed to have arisen from an environmental claim of any type pertaining to the Premises or the conduct of TENANT on or about the Premises.

(n)           TENANT covenants that it has examined and inspected the Premises and accepts the same in the condition they are not in and without warranty, express or implied; and TENANT is not in any way relying upon any statements, representations, or warranties by LANDLORD or LANDLORD’S agents with regard to the condition of the Premises.

(o)           TENANT shall, at its expense, obtain all licenses and permits required for, and comply with all Federal, State and local laws, ordinances, orders, rules and regulations pertaining to the operation of the Premises for its Intended Use, now or hereafter in force. Governmental penalties, fines or damages imposed on any portion of the Premises as a result of the acts of TENANT, its employees or agents, shall be paid by TENANT within thirty (30) days after receipt of said notice by TENANT unless reasonably contested by TENANT.

6.             Destruction of Premises.

In the event the Premises are materially damaged or destroyed by fire, lightning, windstorm or other hazard, and the Premises become untenantable, dangerous, or unfit for occupancy or use by TENANT, LANDLORD shall have a period of thirty (30) days from the date of such damage or destruction to notify TENANT of its intention to make the Premises fit for occupancy.  In the event LANDLORD does not give TENANT such notice of intention within thirty (30) days from the date of such damage or destruction or in the event LANDLORD gives such notice but fails to have the Premises made fit for occupancy within one hundred eighty (180) days after the date of such damage or destruction, TENANT shall have the option to terminate this lease by serving upon LANDLORD its written notice of termination and TENANT shall not he liable for any rental payments as of the date of such damage or destruction.  The rent shall abate for any period during which the Premises are untenantable, and LANDLORD shall refund to TENANT any prepaid but unearned rent for such untenantable period.  Tenant shall also maintain insurance that will pay to Landlord the amount of any rent which may he abated during the term of this Lease.

7.             Option to Extend.

TENANT shall have the option to extend the term of this lease, for an additional five year period upon such terms and conditions as outlined in Exhibit C.  This option to extend shall exist only in the event TENANT is not then in default under any of the terms and conditions of this lease.  TENANT shall provide LANDLORD with written notice of its intention not to exercise its option to extend at least twelve (12) months prior to the expiration of the existing term.  In the event the required twelve (12) months notice to not extend is not received, the lease will automatically extend for the option period.

8.             Waiver of Subrogation.

LANDLORD and TENANT, and all parties claiming by, under or through them, hereby mutually release and discharge each other from all claims and liabilities arising from or caused by any hazard covered by insurance in connection with property on or activities conducted on the Premises regardless of the cause of the damage or loss.

9.             Holdover by Tenant.

No holding over by Tenant after expiration or earlier termination of the Term shall operate to extend the Lease.  In the event of any unauthorized holding over, Tenant shall pay Monthly Rent equal to one hundred fifty percent (150%) of the Monthly Rent payable for the month immediately preceding such holding over plus Additional Rent equal to one hundred fifty percent (150%) of the estimated Additional Rent (including, but not limited to, the estimated Annual Operating Expense Adjustment) applicable to the period of such holding over; and Tenant shall indemnify Landlord against all claims, damages, costs and expenses (including, but not limited to, reasonable attorneys’ fees) in connection with such holding over, including, without limitation, all claims by any other person or entity to which Landlord may have leased all or any part of the Premises effective upon or after expiration or termination of the Term. Acceptance of such rent by Landlord shall in no event constitute a waiver of Tenant’s default or an authorization of Tenant’s holding over nor prevent Landlord from exercising any of its other rights and remedies.  Any holding over with the consent of Landlord in writing shall thereafter constitute a lease from month-to-month.

Nothing herein contained shall limit or prohibit the right of LANDLORD to obtain a judgment of immediate possession and damages in the event TENANT shall hold over or occupy the Premises beyond the term or extended term of this lease without LANDLORD’S written consent.

10.          Landlord’s Right to Cure Defaults.

LANDLORD may, but shall not be obligated to, cure at any time after thirty (30) days notice, any default by TENANT under this lease; and whenever LANDLORD so elects, all costs and expenses incurred by LANDLORD in curing such default; including without limitation, reasonable attorneys’ fees, together with interest on the amount of costs and expenses so incurred at the greater of the rate of twelve percent (12%) per annum or 800 basis points over the then-current Prime Rate, shall be paid by TENANT to LANDLORD on demand and shall be recoverable as additional rent.  In the event the default on the part of the LANDLORD concerns the condition of the roof, the LANDLORD shall not be considered to be in default, if after being made aware of the condition of the roof by the TENANT, the LANDLORD has commenced repairs of the roof within thirty (30) days of notification by the TENANT.

11.          Condemnation.

In the event the Premises or any portion thereof are condemned for any public use or purpose by any legally constituted authority and by reason thereof the Premises are rendered untenantable or unsuitable for use by TENANT, then this lease shall terminate from the time when possession taken by such public authority and the rental and other payments shall be accounted for between LANDLORD and TENANT as of the date of the surrender of possession. Such termination shall be without prejudice to the rights of either LANDLORD or TENANT to recover compensation from the condemning authority for any loss or damage caused by such condemnation.  Neither LANDLORD nor TENANT shall have any rights in or to any award made to the other by condemning authority.

12.          Default of Tenant.

The occurrence of any one or more of the following event shall be considered a default by TENANT;

(a)           Failure of TENANT to perform any covenant or obligation under this lease within thirty (30) days after written notice of default is received from LANDLORD, except TENANT’S failure to make rental payments with a ten (10) day grace period from which no written notice of default is required from LANDLORD.

(b)           The assignment by TENANT of any of TENANT’S assets for the benefit of creditors.

(c)           The Levying of a Writ of Execution or Attachment against TENANT’S property if not released or discharged within ninety (90) days thereafter.

(d)           The commencement in a court of competent jurisdiction of proceedings for TENANT’S: reorganization, liquidation, involuntary dissolution adjudication as a bankrupt, insolvency, or for the appointment of a receiver of the TENANT’S assets, if such proceedings are not dismissed or any receiver, trustee, or liquidator appointed therein discharged within ninety (90) days after the institution of the proceedings.

(e)           The placement of a mechanic’s lien or claim against the property for which TENANT has no legal or equitable defense, if the lien or claim is not released or LANDLORD is not indemnified to its satisfaction within thirty (30) days after written notice of lien or claim is first given to TENANT.

13.          Hazardous Material.

TENANT agrees to neither cause nor permit any Hazardous Material to be brought upon, kept or used in or about the real estate by anyone, including TENANT and its agents, employees, contractors or invitees, without the prior written consent of LANDLORD (which LANDLORD shall not unreasonably withhold as long as TENANT demonstrates to LANDLORD’S reasonable satisfaction that such Hazardous Material is necessary or useful to TENANT’S business and will be used, kept and stored in a manner that complies with all laws regulating any such Hazardous Material so brought upon or used or kept in or about the real estate and TENANT provides LANDLORD with evidence that all governmental approvals and permits as well as proof of insurance for the permitted activity).  If TENANT breaches the obligations stated in the preceding sentence, or if the presence of Hazardous Material on the real estate-results in contamination of the real estate, then as a result of such contamination TENANT shall indemnify, defend and hold LANDLORD harmless from any and all claims, judgments, damages, penalties, fines, costs, liabilities, or losses (including, without limitation, diminution of value of the real estate, damages for the loss or restriction on use of usable space or of any amenity of the real estate, damages, costs or expenses of remediation required or deemed necessary by TENANT, and sums paid in settlement of claims, attorney’s fees, consultant fees and expert fees which arise during or after the completion or termination of this Agreement.  This indemnification of LANDLORD by TENANT includes, without limitation, costs incurred in connection with any investigation of site conditions or any clean-up, remediation, removal or restoration work required by any federal, state or local governmental agency or political subdivision because of Hazardous Material present in the soil or ground water on or under the real estate, but only to the extent required by law or by applicable governmental agency regulation.  Without limiting the foregoing, if the presence of any Hazardous Material on the real estate caused or permitted by TENANT results in any contamination of the real estate, TENANT shall promptly take all actions required by law or applicable governmental agency regulations at its sole expense as are necessary to return the real estate to the condition existing prior to the introduction of any such Hazardous Material to the real estate; provided that LANDLORD’S approval of such action shall first be obtained, which approval shall not be unreasonably withheld so long as such actions would not potentially have any material adverse long term or short term effect on the real estate.

As used herein, the term “Hazardous Material” means any hazardous or toxic substance, material or waste which is or become regulated by any local governmental authority, the State of Indiana or the United States Government.  The term “Hazardous Material” includes, without limitation, any material or substance which is (i) defined as a “hazardous substance” under I.C. 13-78,7-1 of the Indiana Hazardous Substance Response Trust Fund Act; (ii) petroleum; (iii) asbestos; (iv) designated as a “hazardous substances” pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. § 1317); (v) defined as a “hazardous waste” pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act 42 U.S.C. § 6901 et seq. (42 U.S.C. § 6903); (vi) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (42 U.S.C. § 9601) or (vii) defined as a “regulated substance” pursuant to Subchapter IX, Solid Waste Disposal Act (regulation of Underground Storage Tanks), 42 U.S.C. § 6991 et seq. (42 U.S.C. §6991).

In the event of default by the TENANT and this contract is terminated either voluntarily or by other legal means the TENANT’S environmental liability extends beyond the life of this contract for any and all environmental damage that may be caused to the property during the life of this contract.

14.          Remedies of Landlord.

Upon the occurrence of any event of TENANT default set forth in this LEASE, Landlord shall have the following rights and remedies, in addition to those allowed at law or in equity, any one or more of which may be exercised without further notice to or demand upon Tenant:

(a)           Landlord may re-enter the Premises and cure any default of Tenant, in which event Tenant shall reimburse Landlord as Additional Rent for any costs and expenses which Landlord may incur to cure such default; and Landlord shall not be liable to Tenant for any loss or damage which Tenant may sustain by reason of Landlord’s action, regardless of whether caused by Landlord’s negligence or otherwise.

(b)           Landlord may terminate this Lease, in which event (i) neither Tenant nor any person claiming under or through Tenant shall thereafter be entitled to possession of the Premises, and Tenant shall immediately thereafter surrender the Premises to Landlord; (ii) Landlord may re-enter the Premises and dispossess Tenant or any other occupants of the Premises by any means permitted by law, and may remove their effects, which termination, repossession and removal shall be without prejudice to any other remedy which Landlord may have for possession, arrearage in rent, continuing rental obligations which Tenant would have had under this Lease had this Lease not been terminated and all other damages and remedies available at law and in equity; it being expressly understood and agreed that the liabilities and remedies specified in this Subsection shall survive the termination of this Lease.

(c)           Landlord may, without terminating this Lease, re-enter the Premises and re-let all or any part of the Premises for a term different from that which would otherwise have constituted the balance of the Term and for rent and on terms and conditions different from those contained herein, whereupon Tenant shall be obligated to pay Landlord as liquidated damages the difference between the rent provided for herein and that provided for in any lease covering a subsequent reletting of the Premises, or, in the event Landlord is unable to relet the Premises, the rent provided for herein, for the period which would otherwise have constituted the balance of the Term of this Lease, together with all of Landlord’s reasonable costs and expenses for preparing the Premises for re-letting, including all repairs, tenant finish improvements, brokers’ and attorneys’ fees, and all loss or damage which Landlord may sustain by reason of such re-entry and re-letting.

(d)           Landlord may sue for injunctive relief or to recover damages for any loss resulting from the breach.

(e)           Landlord shall use commercially reasonable efforts to mitigate its damages in case of Tenant’s default by reletting the Premises at a rental which is reasonable in the circumstances.  In any action, proceeding or hearing on any claim or counterclaim that Landlord has failed to use reasonable efforts or that Landlord relet the Premises at a rental that was not reasonable, the fact that such rental may be at a rate that it lower than the rent specified herein, or payable in different increments, shall not, by itself, establish that Landlord failed to use reasonable efforts to mitigate its damages.

15.          Waiver.

No waiver by LANDLORD or TENANT of any breach of any term, covenant or condition hereof shall be deemed a waiver of the same or any subsequent breach of the same or any other term, covenant, or condition hereof, regardless of LANDLORDS knowledge of such breach when such rent is accepted.  No covenant; term or condition of this lease shall be deemed waived by LANDLORD or TENANT unless waived in writing.

16.          Notices.

TO LANDLORD:	Bristol Rail Associates, LLC
Attn: George S. Cressy
3930 Edison Lakes Pky. #200
Mishawaka, IN 46545

TO TENANT:	Gunite Corporation
Attn: James D. Cirar
302 Peoples Avenue
Rockford, IL 61104

17.          Partial Invalidity.

If any provision of this lease or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby and each provision of this lease shall be valid and unenforceable to the fullest extent permitted by law.

18.          Paragraph Headings, Number and Gender.

This lease shall be construed with reference to paragraph headings which are inserted only for convenience of reference.  The use herein of singular term shall include the plural and use of the masculine, feminine or neuter genders shall include all others.

19.          Entire Agreement; Successors.

This lease agreement constitutes the entire agreement of the parties with respect to each and all of the terms of lease of the Premises and shall not be altered or amended except by written agreement of the parties.  This agreement shall be construed and interpreted in accordance with the laws of the State of Indiana and shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns.

20.          Brokers.

LANDLORD and TENANT each represent to the other that it has not dealt with any finder or real estate broker other than Grubb & Ellis/Cressy & Everett Commercial Company and that no finder or real estate broker was in any way connected with the transaction contemplated hereby.  Neither LANDLORD or TENANT has engaged any brokers who would be entitled to any commission or fee based on the execution of this Lease, other than Grubb & Ellis/Cressy &

Everett Commercial Company, who shall be paid by LANDLORD pursuant to separate agreement.

21.          Encumbrance of Landlord’s Estate.

(a)           LANDLORD shall not be required to subordinate or hypothecate by mortgage, or other security interest, the fee simple estate of LANDLORD for the benefit of TENANT or TENANT’s financing needs.

(b)           LANDLORD may transfer, mortgage or encumber the Premises provided any sale is subject to TENANT’S rights created by this Lease, and any mortgage or encumbrance is subject to a Subordination and Non-Disturbance agreement in a form which does not materially interfere with or jeopardize TENANT’S rights or interest hereunder.  LANDLORD shall satisfy in a timely manner all obligations associated with and supported or secured by any mortgages and encumbrances it places or caused to be placed on the Premises.  TENANT shall not unreasonably delay the execution of a Subordination and Non-Disturbance Agreement which reasonably complies with this Section.

22.          Estoppel Certificate.

At any time and from time to time either party, upon request of the other party, will execute, acknowledge and deliver an instrument, stating if the same be true, that this Lease is a true and exact copy of the Lease between the parties hereto, that there are no amendments hereto (or stating what amendments there may be) that the same is then in full force and effect and that, to the best of its knowledge, there are no offsets, defenses or counterclaims with respect to the payment of Rent hereunder or in the performance of the other terms, covenants, and conditions hereof on the part of the TENANT or LANDLORD, as the case may be, to be performed, and that as of such date no default has been declared hereunder by either party or if so, specifying the same.  Such instrument will be executed by the other party and delivered to the requesting party within fifteen (15) days of receipt of a request therefore.

IN WITNESS WHEREOF, the parties have executed this agreement of lease this day and year first above written.

LANDLORD			TENANT

BRISTOL RAIL ASSOCIATES, LLC			GUNITE CORPORATION

By:	/s/ George S. Cressy		By:	/s/ Kelly Bodway

Its:	Managing Memebr		Its:	Vice President

STATE OF ILLINOIS		)
		)	SS:
COUNTY OF OGLE		)

Before me, the undersigned, a Notary Public in and for said County and State, personally appeared Virginia L. Neal acknowledged the execution of the foregoing Lease Agreement.

Witness my hand and Notarial Seal this 19th day of August, 2003.

My commission Expires:  08/27/05

/s/ Virginia L. Neal

, Notary Public
Residing in Ogle County
[SEAL}

STATE OF INDIANA	)
	)	SS:
COUNTY OF ST. JOSEPH	)

Before me, the undersigned, a Notary Public in and for said County and State, personally appeared George S. Cressy acknowledged the execution of the foregoing Lease Agreement.

Witness my hand and Notarial Seal this 18th day of September, 2003.

My commission Expires:  9/12/07

/s/ Shawna Marie Pixley

, Notary Public
Residing in St. Joseph County
[SEAL]

EXHIBIT A

TITLE SURVEY

SOUTH HALF OF SECTION 28
WASHINGTON TOWNSHIP, ELKHART COUNTY, INDIANA

LEGAL DESCRIPTION PARCEL A

THAT PART OF THE SOUTH HALF OF SECTION 28, TOWNSHIP 38 NORTH, RANGE 6 EAST, WASHINGTON TOWNSHIP. ELKHART COUNTY, INDIANA, DESCRIBED AS:

COMMENCING AT THE SOUTHEAST CORNER OF THE SOUTHEAST QUARTER OF SAID SECTION 28; THENCE SOUTH 89’32’38” WEST ALONG THE SOUTH LINE OF SAID SOUTHEAST QUARTER 663.88 FEET TO A BAR AND CAP AND THE PLACE OF BEGINNING; THENCE CONTINUING SOUTH 89’32’38” WEST ALONG THE SAID SOUTH LINE 615.01 FEET TO A BAR AND CAP; THENCE NORTH 0’51’03” WEST 678.06 FEET TO A BAR AND CAP ON THE SOUTHEAST LINE OF THAT PARCEL CONVEYED TO U.S. AGGREGATE IN DEED RECORD 2000-05241; THENCE NORTH 69’53’56” EAST ALONG SAID SOUTHEAST LINE 651.42 FEET TO A BAR A CAP LOCATED AT THE NORTHWEST CORNER OF THAT TRACT CONVEYED TO MAPLE STREET INC., BY DEED RECORD 2001-37900; THENCE SOUTH 0’51’03” EAST ALONG THE WEST LINE OF SAID MAPLE STREET INC. TRACT AND SAID WEST LINE EXTENDED 897.06 FEET TO THE PLACE OF BEGINNING, AND CONTAINING 11.12 ACRES.

NOTES CORRESPONDING TO SCHEDULE B.

LACK OF ACCESS FROM CAPTIONED REAL ESTATE.  AS OF THE DATE OF THIS SURVEY THE SUBJECT PROPERTY DOES NOT HAVE DIRECT ACCESS TO A PUBLIC RIGHT-OP-WAY. PROPOSED ACCESS IS VIA AN EXTENSION TO EARTHWAY DRIVE AS SHOWN.

ZONING INFORMATION

THIS PROPERTY IS LOCATED ENTIRELY WITHIN A M-1 ZONE, PER ZONING ORDINANCE, COUNTY OF ELKHART, INDIANA

FRONT YARD SETBACK: 75 FEET FROM CENTER LINE OF RIGHT-OF-WAY

SIDE YARD SETBACK: 25 FEET

REAR YARD SETBACK:  15 FEET

MAXIMUM HEIGHT PERMITTED FOR BUILDINGS:

60 FEET OR 5 STORIES.

MAXIMUM LOT COVERAGE IS 75 PER CENT.

STATEMENT OF ENCROACHMENTS.

NONE NOTED

[TITLE COMPANY INFORMATION]

EXHIBIT B

ACCEPTANCE OF PREMISES

TENANT:	Gunite Corporation

LANDLORD:	Bristol Rail Associates, LLC

ADDRESS OF PREMISES:

APPROXIMATE SQUARE FOOTAGE OF PREMISES: [l08,4l3s.f.]

DATE LEASE SIGNED:	August 19, 2003

DATE LANDLORD’S NOTICE SENT:

COMMENCEMENT DATE:

EXPIRATION DATE:

NEXT RENTAL PAYMENT DUE:

AMOUNT DUE ON NEXT RENTAL PAYMENT:

Tenant confirms the accuracy of the above information with respect to the Lease. Tenant hereby acknowledges that (i) it has accepted the Premises and (ii) the condition of the Premises is satisfactory and in conformity with the provisions of the Lease in all respects, except as noted below.

TENANT:

By:
Name:
Title:

Guarantee Agreement

This Guarantee is given this 10th day of September, 2003, by Transportation Technologies Industries, Inc. (Guarantor) to and for the benefit of Bristol Rail Associates, LLC (Landlord) an Indiana Limited Liability Company.

Whereas Bristol Rail Associates, LLC has entered into a Lease Agreement with Gunite Corporation (Tenant); and

Whereas Bristol Rail Associates, LLC requires additional security with respect to the Tenant’s ability to perform all its obligations under the terms of the lease;

Now, therefore, in consideration of the foregoing and of the benefits to be derived by the Tenant and Landlord from the undertaking by the Guarantor, the parties do hereby agree as follows:

1.             Guarantor hereby unconditionally guarantees to Landlord that it will be responsible for any and all payments due in connection with the lease executed by the parties on the 19th day of August, 2003, to the extent such payments are not made in a timely fashion by the Tenant

2.             This Guarantee shall remain in full force and effect during the term of the ground lease, and any extensions of the ground lease.

3.             This Guarantee shall remain in full force and effect and shall not be effected, modified, or impaired upon the happening from time to time of any event, including without limitation the following, whether or not the Guarantor has received notice of or provided consent with respect to any of the following:

(a)                                  the waiver, compromise, settlement, release, or termination of any obligations, duties or rights under the lease agreement;

(b)                                 the failure to give notice to the Guarantor of any default or breach under the terms of the lease agreement;

(c)                                  the grant of any extension of time to the Tenant to perform any obligation under the terms of the lease;

(d)                                 any failure, omission, or delay by the Landlord in asserting any right under the terms of the lease agreement.

4.             This Guarantee is made by the Guarantor for the benefit of the Landlord, who shall be entitled to enforce this Agreement by proceeding directly against the Guarantor upon the default of the Tenant in its payment obligations under the ground lease entered into by the parties.

5.             No remedy of the Landlord is intended to be exclusive of any other available remedy or remedies, but shall be cumulative and in addition to every other remedy under this Guarantee Agreement or under the ground lease agreement itself; or existing under law or equity.

6.             Notice to the Guarantor shall be provided to:

Transportation Technologies Industries, Inc.

980 North Michigan Ave., Suite 1000

Chicago, IL 60611

7.             Notice to the Landlord shall be provided to:

Bristol Rail Associates, LLC

3930 Edison Lakes Parkway, Suite 200

Mishawaka, IN

Attention: George S. Cressy, Jr.

8.             The invalidity of unenforceability of any paragraph hereunder shall not affect the validity or enforceability of any of the other remaining provisions under this Agreement.

9.             This Guarantee shall be construed and interpreted in accordance with the laws of the State of Indiana.

/s/ Donald C. Mueller
Transportation Technologies Industries, Inc.

Title:	C.F.O.

Lease Amendment

THIS LEASE AMENDMENT (“Amendment”) is entered into the 3rd day of February, 2004 by and between BRISTOL RAIL ASSOCIATES, LLC (“Landlord”), and GUNITE CORPORATION (“Tenant”).

Recitals

Whereas the Landlord and Tenant have previously entered into a Lease Agreement dated the l9th of August, 2003 (“Lease”); and

Whereas Sansome Pacific Properties, Inc. has entered into a Letter of Intent to purchase the leased property provided that certain amendments are made to the Leaset; and

Whereas the parties desire to amend certain terms with respect to the Lease to be effective upon the sale of the property to Sansome Pacific Properties, Inc. or its lawful assignee (collectively “Sansome”).

NOW, THEREFORE for valuable consideration the sufficiency of which is acknowledged by the parties and in order to induce and facilitate the transfer of the property to Sansome, the parties agree as follows:

1.             The Annual Net Rent as set forth on Exhibit C to the Lease shall be amended effective upon the sale of the property to Sansome to provide that the Annual Net Rent shall be equivalent to 10.25% of the total costs of the land and construction.  By way of example, and based upon the estimates of $3,157,900 as set forth on Exhibit C it is anticipated that the Annual Net Rent will be amended to $323,685.  The actual amount of Annual Net Rent will be determined based upon the final construction costs associated with the project.

2.             On each anniversary date of the Commencement Date (as defined in the Lease), and each anniversary thereafter, the Monthly Rent and Annual Net Rent shall increase 1.75% per annum over the previous year’s Monthly Rent and Annual Net Rent.  The increase shall be effective each year during the term of the Lease, including options.

3.             The Lease shall be an absolute triple net lease and the Tenant shall be responsible for all maintenance, repair and replacement costs associated with the property.  Paragraph 4(b) of the Lease shall be deleted.  A new paragraph 5(p) shall be added to the Lease as follows:

“(p)         That TENANT will make all repairs necessary for the proper maintenance of the roof of the building, exterior walls, and structural components included in the Premises, except for damage thereto caused by the negligence or willful acts of LANDLORD.”

4.             The Term of the Lease shall be for a period of fifteen (15) years from the Commencement Date.

5.             The Landlord shall have the right to receive upon written request, and from time to time, financial statements from the Tenant and Guarantor of the Lease.

6.             Paragraph 5(g) of the Lease is amended to delete the following words at the end of the paragraph “in which event tenant will be relieved and released from its obligations covenants, undertakings, representations, warranties, and indemnifications set forth in this lease.”

7.             A new paragraph 5(q) shall be added to the Lease as follows:

“(q)         That all insurance policies required to be maintained by Tenant pursuant to this lease shall be issued by insurance companies with a general policy holder’s rating of not less than “A” and a financial rating of not less than Class “X”, as rated in the most current available “Best’s Key Rating Guide,” and shall name Landlord and Landlord’s lender, if any, as additional insureds, and in the case of insurance required by paragraph 5(b) of the Lease, as loss payees.

4.             This Amendment shall be effective upon the transfer of the title to the property to Sansome at which time consideration of Fifty Thousand Dollars shall be paid by Landlord to Tenant through escrow as consideration in connection with this Amendment, and in the event said transfer does not for any reason take place then this Amendment shall be null and void.

LANDLORD

BRISTOL RAIL ASSOCIATES, LLC

/s/ George S. Cressy
By: George S. Cressy-Managing Member

TENANT

GRANITE CORPORATION

/s/ Kelly Bodway
By: Kelly Bodway-Vice President

GUARANTOR

The undersigned agrees as follows:

1.             The undersigned has executed that certain “Guarantee Agreement” dated September 10, 2003 (“Guarantee”), guarantying the obligations of Tenant pursuant to the Lease.

2.             In paragraph 2 of the Guarantee, the word “ground” is deleted wherever it appears.

3.             The undersigned agrees that the Guarantee is in full force and effect.

4.             The undersigned agrees that the Guarantee applies to all of the terms of the Lease Amendment set forth above.

TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC

/s/ Kenneth Tallering
By:	Kenneth M. Tallering
VP, Gen. Couns. & Sec’y